---------------------                             ----------------------------
   CUSIP No. 004933107                                   Page 1 of 12 Pages
  ---------------------                             ----------------------------



SEC 1745 (02-02): Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. _)


                       Action Performance Companies, Inc.
                       ----------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    004933107
                                 --------------
                                 (CUSIP Number)

                                 March 12, 2004
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]    Rule 13d-1(b)
[ x ]    Rule 13d-1(c)
[   ]    Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

  ---------------------                             ----------------------------
   CUSIP No. 004933107                                   Page 2 of 12 Pages
  ---------------------                             ----------------------------

 --------- ---------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Endowment Capital, L.P.
           77-0621714
 --------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ x ]
    2                                                           (b) [   ]

 --------- ---------------------------------------------------------------------
           SEC USE ONLY
    3

 --------- ---------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION
    4
           Delaware

 -------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                   0
    NUMBER OF
      SHARES            --------------------------------------------------------
   BENEFICIALLY
     OWNED BY               6      SHARED VOTING POWER
       EACH
     REPORTING                     1,034,000
    PERSON WITH         --------------------------------------------------------
                            7      SOLE DISPOSITIVE POWER

                                   0
 -------------------------------------------------------------------------------
                                   SHARED DISPOSITIVE POWER
                            8
                                   1,034,000
 -------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5.64%

 ----------- ------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES     [   ]

 ----------- ------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.64%

 ----------- ------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON

             PN

 ----------- ------------------------------------------------------------------

  ---------------------                             ----------------------------
   CUSIP No. 004933107                                   Page 3 of 12 Pages
  ---------------------                             ----------------------------

 --------- ---------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Long Drive, L.P.
           84-1639266
 --------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ x ]
    2                                                           (b) [   ]

 --------- ---------------------------------------------------------------------
           SEC USE ONLY
    3

 --------- ---------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION
    4
           Delaware

 -------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                   0
    NUMBER OF
      SHARES            --------------------------------------------------------
   BENEFICIALLY
     OWNED BY               6      SHARED VOTING POWER
       EACH
     REPORTING                     1,034,000
    PERSON WITH         --------------------------------------------------------
                            7      SOLE DISPOSITIVE POWER

                                   0
 -------------------------------------------------------------------------------
                                   SHARED DISPOSITIVE POWER
                            8
                                   1,034,000
 -------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5.64%

 ----------- ------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES     [   ]

 ----------- ------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.64%

 ----------- ------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON

             PN

 ----------- ------------------------------------------------------------------

  ---------------------                             ----------------------------
   CUSIP No. 004933107                                   Page 4 of 12 Pages
  ---------------------                             ----------------------------

 --------- ---------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           ENDOWMENT CAPITAL GROUP, LLC
           77-0621719
 --------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ x ]
    2                                                           (b) [   ]

 --------- ---------------------------------------------------------------------
           SEC USE ONLY
    3

 --------- ---------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION
    4
           Delaware

 -------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                   0
    NUMBER OF
      SHARES            --------------------------------------------------------
   BENEFICIALLY
     OWNED BY               6      SHARED VOTING POWER
       EACH
     REPORTING                     1,034,000
    PERSON WITH         --------------------------------------------------------
                            7      SOLE DISPOSITIVE POWER

                                   0
 -------------------------------------------------------------------------------
                                   SHARED DISPOSITIVE POWER
                            8
                                   1,034,000
 -------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5.64%

 ----------- ------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES     [   ]

 ----------- ------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.64%

 ----------- ------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON

             CO

 ----------- ------------------------------------------------------------------

  ---------------------                             ----------------------------
   CUSIP No. 004933107                                   Page 5 of 12 Pages
  ---------------------                             ----------------------------

 --------- ---------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Endowment Management, LLC
           04-3771199
 --------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ x ]
    2                                                           (b) [   ]

 --------- ---------------------------------------------------------------------
           SEC USE ONLY
    3

 --------- ---------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION
    4
           Delaware

 -------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                   0
    NUMBER OF
      SHARES            --------------------------------------------------------
   BENEFICIALLY
     OWNED BY               6      SHARED VOTING POWER
       EACH
     REPORTING                     1,034,000
    PERSON WITH         --------------------------------------------------------
                            7      SOLE DISPOSITIVE POWER

                                   0
 -------------------------------------------------------------------------------
                                   SHARED DISPOSITIVE POWER
                            8
                                   1,034,000
 -------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5.64%

 ----------- ------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES     [   ]

 ----------- ------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.64%

 ----------- ------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON

             CO

 ----------- ------------------------------------------------------------------

  ---------------------                             ----------------------------
   CUSIP No. 004933107                                   Page 6 of 12 Pages
  ---------------------                             ----------------------------

 --------- ---------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Philip Timon

 --------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ x ]
    2                                                           (b) [   ]

 --------- ---------------------------------------------------------------------
           SEC USE ONLY
    3

 --------- ---------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION
    4
           United States of America

 -------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                   0
    NUMBER OF
      SHARES            --------------------------------------------------------
   BENEFICIALLY
     OWNED BY               6      SHARED VOTING POWER
       EACH
     REPORTING                     1,034,000
    PERSON WITH         --------------------------------------------------------
                            7      SOLE DISPOSITIVE POWER

                                   0
 -------------------------------------------------------------------------------
                                   SHARED DISPOSITIVE POWER
                            8
                                   1,034,000
 -------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5.64%

 ----------- ------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES     [   ]

 ----------- ------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.64%

 ----------- ------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON

             IN

 ----------- ------------------------------------------------------------------

  ---------------------                             ----------------------------
   CUSIP No. 004933107                                   Page 7 of 12 Pages
  ---------------------                             ----------------------------


Item 1.    (a).  Name of Issuer:  ACTION PERFORMANCE COMPANIES, INC.

           (b).  Address of Issuer's Principal Executive Offices:

                 4707 E. Baseline Road
                 Phoenix, AZ 08542

Item 2.    (a).  Name of Persons Filing:

         This Statement is being filed jointly by (i) Endowment Capital, L.P., a Delaware limited partnership ("Endowment"); (ii) Long Drive, L.P., a Delaware limited partnership ("Long Drive"); (iii) Endowment Capital Group, LLC, a Delaware limited liability company, which serves as general partner to Endowment and Long Drive (the "General Partner"); (iv) Endowment Management, LLC, a Delaware limited liability company, which serves as investment manager to Endowment and Long Drive (the "Manager"); and (v) Mr. Philip Timon, who serves as the managing member of the General Partner and the Manager. Endowment, Long Drive, the General Partner, the Manager, and Philip Timon are sometimes also referred to herein individually as a "Reporting Person" and collectively as "Reporting Persons".

           (b).  Address of Principal Business Office for Each of the Above:

              (i)  Endowment  Capital,   L.P.  --  The  address  of  Endowment's
principal business and principal office is 1007 N. Orange Street, Suite 757, Wilmington, DE 19801.

              (ii) Long Drive, L.P. -- The address of Long Drive's principal business and principal office is 1007 N. Orange Street, Suite 757, Wilmington, DE 19801.

              (iii) Endowment Capital Group, LLC -- The address of the General Partner's principal business and principal office is 1007 N. Orange Street, Suite 757, Wilmington, DE 19801.

              (iv) Endowment Management, LLC -- The address of the Manager's principal business and principal office is 1007 N. Orange Street, Suite 757, Wilmington, DE 19801.

              (v) Philip Timon -- Mr. Philip Timon's  principal  address is 1007
N. Orange Street, Suite 757, Wilmington, DE 19801.

           (c).  Citizenship or Place of Organization:

         Endowment, Long Drive, the General Partner, and the Manager are organized under the laws of the State of Delaware. Philip Timon is a citizen of the United States.

           (d).  Title of Class of Securities:  Common Stock

           (e).  CUSIP Number: 004933107

  ---------------------                             ----------------------------
   CUSIP No. 004933107                                   Page 8 of 12 Pages
  ---------------------                             ----------------------------


Item 3.    If this Statement is Filed Pursuant to Rules 13d-1(b) or  13d-2(b) or
           (c), Check Whether the Person Filing is a:

           (a)  [ ] Broker  or  dealer   registered  under  Section  15  of  the
                Exchange Act;

           (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

           (e)  [  ]   An   investment   adviser   in   accordance   with   Rule
                13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

           (j)  [X] Group, in accordance with Rule 13d-1(b)(1) (ii)(J).

Item 4.    Ownership.

           (a). Amount beneficially owned:

                    (i) Endowment Capital, L.P.                 1,034,000

                    (ii) Long Drive, L.P.                       1,034,000

                    (iii) Endowment Capital Group, LLC1         1,034,000

                    (iv) Endowment Management, LLC2             1,034,000

                    (v) Philip Timon3                           1,034,000

---------------------
1 Endowment Capital Group, LLC is the General Partner of Endowment Capital, L.P. and Long Drive, L.P., subject to the overall control of the managing member, Philip Timon.

2 Endowment Management, LLC is the investment manager of Endowment Capital, L.P. and Long Drive, L.P., subject to the overall control of the managing member, Philip Timon, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

3 Philip Timon is the managing member is deemed to posses a controlling interest in Endowment Management, LLC and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

  ---------------------                             ----------------------------
   CUSIP No. 004933107                                   Page 9 of 12 Pages
  ---------------------                             ----------------------------


           (b). Percent of class:

                    (i) Endowment Capital, L.P.                 5.64%

                    (ii) Long Drive, L.P.                       5.64%

                    (iii) Endowment Capital Group, LLC          5.64%

                    (iv) Endowment Management, LLC              5.64%

                    (v) Philip Timon                            5.64%

           (c). Number of shares as to which such person has:

                (1) Sole power to vote or to direct the vote:

                    (i) Endowment Capital, L.P.                 0

                    (ii) Long Drive, L.P.                       0

                    (iii) Endowment Capital Group, LLC          0

                    (iv) Endowment Management, LLC              0

                    (v) Philip Timon                            0

                (2) Shared power to vote or to direct the vote:

                    (i) Endowment Capital, L.P.                 1,034,000

                    (ii) Long Drive, L.P.                       1,034,000

                    (iii) Endowment Capital Group, LLC          1,034,000

                    (iv) Endowment Management, LLC              1,034,000

                    (v) Philip Timon                            1,034,000

                (3) Sole power to dispose or to direct the disposition of:

                    (i) Endowment Capital, L.P.                 0

                    (ii) Long Drive, L.P.                       0

                    (iii) Endowment Capital Group, LLC          0

                    (iv) Endowment Management, LLC              0

                    (v) Philip Timon                            0

  ---------------------                             ----------------------------
   CUSIP No. 004933107                                   Page 10 of 12 Pages
  ---------------------                             ----------------------------


                (4) Shared power to dispose or to direct the disposition of:

                    (i) Endowment Capital, L.P.                 1,034,000

                    (ii) Long Drive, L.P.                       1,034,000

                    (iii) Endowment Capital Group, LLC          1,034,000

                    (iv) Endowment Management, LLC              1,034,000

                    (v) Philip Timon                            1,034,000

Item 5.    Ownership of Five Percent or Less of a Class:

           Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

           Not Applicable.

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

           Not Applicable.

ITEM 8.    Identification and Classification of Members of the Group:

           See Item 2.

ITEM 9.    Notice of Dissolution of Group:

           Not Applicable.

  ---------------------                             ----------------------------
   CUSIP No. 004933107                                   Page 11 of 12 Pages
  ---------------------                             ----------------------------


Item 10.   Certification:

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                ENDOWMENT CAPITAL, L.P.


Date:  March 19, 2004           By /s/ Philip Timon
                                   ---------------------------------------------
                                   Philip Timon, managing member of Endowment Capital Group, LLC, general partner


                                LONG DRIVE, L.P.


Date:  March 19, 2004           By /s/ Philip Timon
                                   ---------------------------------------------
                                   Philip Timon, managing member of Endowment Capital Group, LLC, general partner


                                ENDOWMENT CAPITAL GROUP, LLC


Date:  March 19, 2004           By /s/ Philip Timon
                                   ---------------------------------------------
                                   Philip Timon, managing member


                                ENDOWMENT MANAGEMENT, LLC

Date:  March 19, 2004           By /s/ Philip Timon
                                   ---------------------------------------------
                                   Philip Timon, managing member

  ---------------------                             ----------------------------
   CUSIP No. 004933107                                   Page 12 of 12 Pages
  ---------------------                             ----------------------------


                                    EXHIBIT 1
              JOINT ACQUISITION STATEMENT PURSUANT TO RULE 13d-1(k)


           In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

           IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 19th day of March, 2004.


                                ENDOWMENT CAPITAL, L.P.


Date:  March 19, 2004           By /s/ Philip Timon
                                   ---------------------------------------------
                                   Philip Timon, managing member of Endowment Capital Group, LLC, general partner


                                LONG DRIVE, L.P.


Date:  March 19, 2004           By /s/ Philip Timon
                                   ---------------------------------------------
                                   Philip Timon, managing member of Endowment Capital Group, LLC, general partner


                                ENDOWMENT CAPITAL GROUP, LLC


Date:  March 19, 2004           By /s/ Philip Timon
                                   ---------------------------------------------
                                   Philip Timon, managing member


                                ENDOWMENT MANAGEMENT, LLC


Date:  March 19, 2004           By /s/ Philip Timon
                                   ---------------------------------------------
                                   Philip Timon, managing member